Exhibit 99.1

Press Release	Source: Amkor Technology, Inc.

Amkor Discloses Informal SEC Inquiry

Tuesday October 12, 7:31 am ET

CHANDLER, Ariz., Oct. 12 /PRNewswire-FirstCall/ — Amkor Technology, Inc. (Nasdaq: AMKR — News) announced today that the Securities and Exchange Commission is conducting an informal inquiry into trading in the securities of Amkor. The company believes that the inquiry relates to transactions in the company’s securities by certain individuals, which may include certain insiders, during 2004. In connection with the informal inquiry, the company has received requests from the SEC to voluntarily produce documents and other relevant information concerning these matters, and Amkor is cooperating with these requests. The SEC has advised Amkor that the inquiry should not be construed as either an indication by the SEC that any violations of law have occurred, or as an adverse reflection upon any person, entity or security.

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing and support services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

For further information please contact Jeffrey Luth, VP Corporate Communications of Amkor Technology, Inc., +1-480-821-5000 ext. 5130, jluth@amkor.com.

3